Exhibit 5.1

July 15, 2014 Summit Midstream Holdings, LLC 2100 McKinney Avenue, Suite 1250 Dallas, Texas 75201	811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com
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Summit Midstream Finance Corp.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

Re:                             Registration Statement No. 333-197311– $300,000,000 Aggregate Principal Amount of 5 1/2% Senior Notes due 2022.

Ladies and Gentlemen:

We have acted as special counsel to Summit Midstream Holdings, LLC, a Delaware limited liability company (“Summit Holdings”), and Summit Midstream Finance Corp., a Delaware corporation (“Summit Finance” and, together with Summit Holdings, the ”Issuers”), in connection with the issuance of $300,000,000 aggregate principal amount of 5½% Senior Notes due 2022 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the entities listed on Schedule I hereto (the “Guarantors”), under a base indenture, dated as of July 15, 2014 (the “Base Indenture”) by and among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of July 15, 2014, including the Guarantees, by and among the Issuers, the Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 8, 2014 (Registration No. 333-197311) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Constitution of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act (including all Delaware statutory provisions and judicial decisions interpreting the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Notes and the Guarantees will have been duly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable, of the Issuers and the Guarantors, respectively, and will be legally valid and binding obligations of the Issuers and the Guarantors, respectively, and enforceable against the Issuers and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 5.06 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (f) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuers and each of the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuers and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to Summit Midstream Partners, LP’s Form 8-K dated July 15, 2014 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Schedule I

Guarantors

Summit Midstream Partners, LP

Bison Midstream, LLC

Grand River Gathering, LLC

DFW Midstream Services LLC

Red Rock Gathering Company, LLC

Ridgeline Gathering Company, LLC